Exhibit 11

FORM OF LEGALITY OF SHARES OPINION

                     FEDERATED WORLD INVESTMENT SERIES, INC.
                              5800 Corporate Drive
                            Pittsburgh, PA 15237-7000
                                 (412) 288-1900

                                 August __, 2004


The Directors of Federated World Investment Series, Inc.
5800 Corporate Drive
Pittsburgh, PA  15237-7000

Ladies and Gentlemen:

     Federated International Value Fund (the "International Value Fund"), a portfolio of Federated World Investment Series, Inc., a Maryland corporation (the "Corporation"), proposes to acquire all of the assets of Federated Global Value Fund (the "Global Value Fund"), a portfolio of the Corporation, in exchange for Class A, B and C Shares of the International Value Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated August 6, 2004, included as an exhibit to the registration statement of the Corporation filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

     Federated International Capital Appreciation Fund (the "International Capital Appreciation Fund"), also a portfolio of the Corporation, proposes to acquire all of the assets of Federated European Equity Fund (the "European Equity Fund"), a portfolio of the Corporation, in exchange for Class A, B and C Shares of the International Capital Appreciation Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated August 6, 2004, included as an exhibit to the registration statement of the Corporation filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

     As counsel I have reviewed the appropriate documents relating to the organization of the Corporation, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Articles of Incorporation dated January 24, 1994, the Bylaws of the Corporation, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.


      Based upon the foregoing, it is my opinion that:

1. The Corporation is duly organized and validly existing pursuant to the Articles of Incorporation; and


2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Agreements and Plans of Reorganization and the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of the Articles of Incorporation and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.


     I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.






                                                   Very truly yours,



                                                    Todd Zerega
                                                   Assistant Secretary
                                                   Federated World Investment
                                                   Series, Inc.